SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 27, 2007

LITHIUM TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10446	13-3411148
(State or Other Jurisdiction of Incorporation or Organization )	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 940-6090

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02.	Unregistered Sales of Equity Securities.

(a) On November 28, 2007 and November 29, the Company closed on the sale of Series C Preferred Stock in private placement transactions. On November 28, 2007, Company sold 11,280 shares of Series C Preferred Stock for an aggregate purchase price of $2,820,000 to Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”). Stichting LTC is controlled by Arch Hill Capital N.V., a controlling stockholder of the Company. On November 29, 2007, the Company sold 20,000 shares of Series C Preferred Stock for an aggregate purchase price of $5,000,000 to a private investor. Each share of Series C Preferred Stock is convertible into 2,500 shares of Company common stock. At a purchase price of $250 per share of Series C Preferred Stock, the effective purchase price for each underlying share of Company common stock is $0.10 per share. The Company did not pay any underwriting discounts or commissions in connection with the sale of the Series C Preferred Stock in this transaction.

Issuance of the securities was exempt from registration under Section 4(2) of the Securities Act. The shares were sold to accredited investors in a private placement without the use of any form of general solicitation or advertising. The underlying securities are “restricted securities” subject to applicable limitations on resale.

As previously reported in the Company’s Form 8-K dated November 28, 2006, each share of the Company’s Series C Preferred Stock is convertible at the option of the holder thereof into 2,500 shares of Company common stock at any time following the authorization and reservation of a sufficient number of shares of Company common stock by all requisite action, including action by the Company’s Board of Directors and by Company stockholders, to provide for the conversion of all outstanding shares of Series C Preferred Stock into shares of Company common stock. Each share of the Series C Preferred Stock will automatically be converted into 2,500 shares of Company common stock 90 days following the authorization and reservation of a sufficient number of shares of Company common stock to provide for the conversion of all outstanding shares of Series C Preferred Stock into shares of Company common stock.

The shares of Series C Preferred Stock are entitled to vote together with the common stock on all matters submitted to a vote of the holders of the common stock. On all matters as to which shares of common stock or shares of Series C Preferred Stock are entitled to vote or consent, each share of Series C Preferred Stock is entitled to the number of votes (rounded up to the nearest whole number) that the common stock into which it is convertible would have if such Series C Preferred Stock had been so converted into common stock as of the record date established for determining holders entitled to vote, or if no such record date is established, as of the time of any vote on such matters. Each share of Series C Preferred Stock is entitled to the number of votes that 2,500 shares of common stock would have.

In addition to the voting rights provided above, as long as any shares of Series C Preferred Stock are outstanding, the affirmative vote or consent of the holders of two-thirds of the then-

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outstanding shares of Series C Preferred Stock, voting as a separate class, will be required in order for the Company to:

(i)	amend, alter or repeal, whether by merger, consolidation or otherwise, the terms of the Series C Preferred Stock or any other provision of Company Charter or Bylaws, in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series C Preferred Stock;

(ii)	issue any shares of capital stock ranking prior or superior to, or on parity with, the Series C Preferred Stock; or

(iii)	subdivide or otherwise change shares of Series C Preferred Stock into a different number of shares whether in a merger, consolidation, combination, recapitalization, reorganization or otherwise.

The Series C Preferred Stock ranks on a parity with the common stock as to any dividends, distributions or upon liquidation, dissolution or winding up, in an amount per share equal to the amount per share that the shares of common stock into which such Series C Preferred Stock are convertible would have been entitled to receive if such Series C Preferred Stock had been so converted into common stock prior to such distribution.

(b) On November 27, 2007, the Company issued 1,000,000 shares of its Common Stock to its Chief Executive Officer, Klaus Brandt, and 1,000,000 shares of its Common Stock to its Chief Financial Officer, Amir Elbaz as a performance bonus for the year 2007. Issuance of the securities was exempt from registration under Section 4(2) of the Securities Act.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.68	Form of Stock Purchase Agreement between Lithium Technology Corporation and the purchaser of Series C Convertible Preferred Stock (1)

(1)	Incorporated herein by reference to the Company’s Report on Form 8-K dated February 22, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 30, 2007

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ Amir Elbaz
Amir Elbaz
Vice President, Chief Financial Officer and Treasurer

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